Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

13-05

Contacts:	Derrick Jensen, CFO
Kip Rupp, CFA - Investors
Stephanie Moreland - Media
Quanta Services, Inc.
713-629-7600

QUANTA SERVICES REPORTS 2012 FOURTH QUARTER AND ANNUAL RESULTS

Record Annual Revenues & Operating Income

Record Backlog

HOUSTON – Feb. 21, 2013 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and 12 months ended Dec. 31, 2012. On Dec. 3, 2012, Quanta sold substantially all of its domestic telecommunications infrastructure services operations. Accordingly, Quanta has presented these telecommunications subsidiaries for the current and prior periods as discontinued operations in the accompanying consolidated financial statements, supplemental data and reconciliation of non-GAAP financial measures.

Revenues in the fourth quarter of 2012 were $1.67 billion compared to revenues of $1.39 billion in the fourth quarter of 2011. Net income from continuing operations attributable to common stock was $102.4 million, or $0.48 per diluted share, in the fourth quarter of 2012, versus $58.7 million, or $0.28 per diluted share, in the fourth quarter of 2011. Included in net income from continuing operations attributable to common stock for the fourth quarter of 2012 was $2.7 million of income, or a net benefit of $0.01 per diluted share, from the release of income tax contingencies due to the expiration of various statutes of limitations. Included in net income from continuing operations attributable to common stock for the fourth quarter of 2011 was a $32.6 million charge to cost of services ($20.4 million net of tax) related to a multiemployer pension plan partial withdrawal liability. Also included in net income attributable to common stock for the fourth quarter of 2011 was $8.4 million of income from the release of income tax contingencies. The net impact of these two items to the fourth quarter of 2011 was a $0.06 reduction in diluted earnings per share.

“Our record fourth quarter performance was the culmination of the best year in our company’s history. During the year, we achieved nearly 36% internal revenue growth, expanded our margins and improved our industry leading safety results. I want to thank our dedicated employees for such a significant achievement,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Looking forward, we expect growth to continue in the energy markets we serve, as reflected by our record backlog at year end. Although timing of project starts can shift from one quarter to another, our end markets are robust. We will also continue to leverage our leadership position to enhance our service offerings to our customers.”

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Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) were $0.51 for the fourth quarter of 2012 compared to $0.38 for the fourth quarter of 2011. Adjusted diluted earnings per share from continuing operations are before the impact of certain adjustments and therefore exclude the effect of the release of income tax contingencies, the charge related to a multiemployer pension plan partial withdrawal liability discussed previously and non-cash items such as amortization of intangible assets and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Revenues for the year ended Dec. 31, 2012 were $5.92 billion compared to $4.19 billion for the year ended Dec. 31, 2011. For 2012, net income from continuing operations attributable to common stock was $289.7 million or $1.36 per diluted share. Included in net income attributable to common stock for 2012 was $7.9 million of income, or a net benefit of $0.04 per diluted share, from the release of income tax contingencies in the third and fourth quarters of 2012. The results for 2012 compared to net income from continuing operations attributable to common stock of $118.5 million, or $0.56 per diluted share, for 2011, which includes the charge related to our multiemployer pension plan partial withdrawal and income from the release of income tax contingencies and settlement of certain tax audits discussed above. Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the full year were $1.52 for 2012 as compared to $0.76 for 2011.

RECENT HIGHLIGHTS

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Named Duke Austin Chief Operating Officer - In December 2012, Quanta announced that Duke Austin had been named chief operating officer effective Jan. 1, 2013. Austin oversees Quanta’s domestic and international operations. He most recently held the title of president, Electric Power and Natural Gas and Pipeline Divisions and was previously responsible for Quanta’s power and pipeline operations since January 2011.

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Appointed Margaret Shannon to Board of Directors - In December 2012, Quanta announced the appointment of Margaret Shannon to the company’s board of directors. Shannon brings vast experience from the energy industry, as well as in corporate governance.

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Closed the Sale of Telecommunications Subsidiaries to Dycom Industries - In December 2012, Quanta announced that it closed the sale of its telecommunications subsidiaries to Dycom Industries, Inc. for net proceeds of approximately $265 million. The subsidiaries included in the transaction comprised substantially all of Quanta’s former domestic telecommunications infrastructure services operations. Quanta intends to use the proceeds from the transaction to support its ongoing strategic growth initiatives and for general corporate purposes.

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Selected by SaskPower to Install the Island Falls to Key Lake Transmission Line - In January, Quanta announced that SaskPower had selected Valard Construction, a Quanta Services company, to install transmission infrastructure for the Island Falls to Key Lake Transmission Line Project. Under the terms of the contract, Valard will build approximately 186 miles (300 kilometers) of 230-kilovolt transmission line in northern Saskatchewan. The project scope includes foundation construction, installation of approximately 900 transmission towers, wire stringing and related project management. The project is expected to be complete in the spring of 2015.

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Awarded Contracts for Two Solar Tracking Facilities Totaling 40MWac - In February, Quanta announced that its subsidiary, Quanta Power Generation, Inc., had been selected by Con Edison Development (CED) to engineer, procure and construct two photovoltaic (PV) facilities totaling approximately 40 megawatts (MWac) located in Kings and Tulare counties, Calif.

OUTLOOK

The overall outlook for Quanta’s business is positive. However, regulatory and permitting challenges may impact project timing. Therefore, Quanta’s financial outlook for revenues and margins reflects management’s efforts to properly align these uncertainties with the backlog the company is executing on and the opportunities expected to materialize in 2013. In addition, the company’s outlook for 2013 reflects a reduction in emergency restoration revenues to more normalized levels, as 2012 results reflect record emergency restoration service revenues of over $250 million. Lastly, the company has not assumed any uncommitted mainline pipeline construction work in its 2013 financial outlook. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the first quarter of 2013 to range between $1.3 billion and $1.4 billion and diluted earnings per share from continuing operations to be $0.28 to $0.30. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the first quarter of 2013 to be $0.31 to $0.33. This non-GAAP measure is estimated on a similar basis as the calculations of historical adjusted diluted earnings per share from continuing operations presented in this press release. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $5.3 million and $5.6 million for the first quarter of 2013.

Quanta expects revenues for the full year 2013 to range between $5.7 billion and $6.2 billion. Diluted earnings per share from continuing operations for the full year 2013 are estimated to be between $1.10 and $1.40. Quanta expects adjusted diluted earnings per share from continuing operations for the full year 2013 to range from $1.23 to $1.53. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $20.2 million and $26.1 million for the full year 2013.

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SUPPLEMENTAL FINANCIAL MEASURES

Certain consolidated historical financial information recast for discontinued operations has been filed with the Securities and Exchange Commission in a Form 8-K and posted to Quanta’s website at www.quantaservices.com in the “Investors & Media” section. The historical financial information includes consolidated statements of operations, earnings per share and segment data, as well as backlog information, for specified quarterly and year-to-date periods in 2012 and 2011 recast for discontinued operations. In addition, certain non-GAAP financial measures and the associated reconciliations of these measures to reported GAAP measures that are derived from Quanta’s recast historical financial information for such quarterly and year-to-date periods in 2012 and 2011 have also been posted to Quanta’s website.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for Feb. 21, 2013, at 9:30 a.m. Eastern Time. To participate in the call, dial 480-629-9643 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through Feb. 28, 2013, and may be accessed at 303-590-3030, using the pass code 4600021#. For more information, please contact Kip Rupp, vice president - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and natural gas and pipeline industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in certain markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues, earnings per share, margins, capital expenditures and other projections of financial and operating results; expectations regarding the business outlook, growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results, including as a result of weather, site conditions, project schedules, regulatory and environmental restrictions, bidding and spending patterns and other factors that may affect the timing of or productivity on projects; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues or capital constraints that may impact our customers; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts; the ability to obtain awards of projects on which we bid or are otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the ability to generate internal growth; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of an increase in the liability associated with Quanta’s partial withdrawal in the fourth quarter of 2011 from a multi-employer pension plan, including as a result of successful legal challenges by the pension plan; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured or not insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage, the exclusion of coverage for certain losses, or potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; the future development of natural resources in shale areas; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify and complete acquisitions, to effectively integrate acquired businesses and their operations, and to realize potential synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; the adverse impact of impairments of investments in third parties; growth outpacing our decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; and the ability to complete future acquisitions; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory and tax changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the potential impact of increased healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 and Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2012 and 2011
(In thousands, except per share information)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$1,673,342	$1,393,004	$5,920,269	$4,193,764
Cost of services (including depreciation)	1,386,603	1,181,113	4,982,562	3,599,448
Multi-employer pension plan withdrawal expense	—	32,600	—	32,600

Gross profit	286,739	179,291	937,707	561,716
Selling, general and administrative expenses	116,976	89,393	434,894	337,835
Amortization of intangible assets	8,910	8,292	37,691	29,039

Operating income	160,853	81,606	465,122	194,842
Interest expense	(1,250)	(573)	(3,746)	(1,803)
Interest income	293	305	1,471	1,066
Equity in earnings of unconsolidated affiliates	776	—	2,084	—
Other income (expense), net	24	(133)	(351)	(597)

Income from continuing operations before income tax provision	160,696	81,205	464,580	193,508
Provision for income taxes	55,323	17,996	158,859	63,096

Net income from continuing operations	105,373	63,209	305,721	130,412
Income (loss) from discontinued operations, net of taxes	(3,364)	7,599	16,935	14,004

Net income	102,009	70,808	322,656	144,416
Less: Net income attributable to noncontrolling interests	3,023	4,494	16,027	11,901

Net income attributable to common stock	$98,986	$66,314	$306,629	$132,515

Amounts attributable to common stock:
Net income from continuing operations	$102,350	$58,715	$289,694	$118,511
Net income (loss) from discontinued operations	(3,364)	7,599	16,935	14,004

Net income attributable to common stock	$98,986	$66,314	$306,629	$132,515

Earnings per share attributable to common stock – basic and diluted:
Net income from continuing operations	$0.48	$0.28	$1.36	$0.56
Net income (loss) from discontinued operations	(0.02)	0.04	0.08	0.06

Net income attributable to common stock	$0.46	$0.32	$1.44	$0.62

Weighted average shares used in computing earnings per share:
Basic	213,285	210,085	212,777	212,648

Diluted	213,350	210,204	212,835	213,168

Quanta Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$394,701	$315,349
Accounts receivable, net	1,328,081	959,887
Costs and estimated earnings in excess of billings on uncompleted contracts	342,777	189,167
Inventories	38,261	62,519
Prepaid expenses and other current assets	97,907	105,001
Current assets of discontinued operations	—	133,231

Total current assets	2,201,727	1,765,154
PROPERTY AND EQUIPMENT, net	1,045,983	938,902
OTHER ASSETS, net	171,566	150,079
OTHER INTANGIBLE ASSETS, net	183,836	200,876
GOODWILL	1,537,645	1,470,811
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	—	173,292

Total assets	$5,140,757	$4,699,114

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$9	$56
Accounts payable and accrued expenses	707,285	570,572
Billings in excess of costs and estimated earnings on uncompleted contracts	173,885	144,599
Current liabilities of discontinued operations	—	65,849

Total current liabilities	881,179	781,076
LONG-TERM DEBT	—	—
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	487,662	526,196
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	—	2,579

Total liabilities	1,368,841	1,309,851

TOTAL STOCKHOLDERS’ EQUITY	3,766,548	3,381,952
NONCONTROLLING INTERESTS	5,368	7,311

TOTAL EQUITY	3,771,916	3,389,263

Total liabilities and equity	$5,140,757	$4,699,114

Quanta Services, Inc. and Subsidiaries
Supplemental Data
(In thousands, except percentages)
(unaudited)

Segment Results

Quanta reports its results under three reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services and (3) Fiber Optic Licensing and Other, as set forth below (in thousands, except percentages).

	Three Months Ended December 31,					Twelve Months Ended December 31,
	2012		2011			2012		2011
Revenues:
Electric Power	$1,179,637	70.5%	$974,797		70.0%	$4,206,509	71.1%	$3,022,659		72.1%
Natural Gas and Pipeline	445,936	26.6	376,333		27.0	1,534,713	25.9	1,011,248		24.1
Fiber Optic Licensing and Other	47,769	2.9	41,874		3.0	179,047	3.0	159,857		3.8

Consolidated revenues	$1,673,342	100.0%	$1,393,004		100.0%	$5,920,269	100.0%	$4,193,764		100.0%

Operating income (loss):
Electric Power	$158,439	13.4%	$131,155		13.5%	$520,834	12.4%	$337,726		11.2%
Natural Gas and Pipeline	27,461	6.2	(35,909	)(a)	(9.5)	55,410	3.6	(78,307	)(a)	(7.7)
Fiber Optic Licensing and Other	16,223	34.0	15,620		37.3	61,299	34.2	53,476		33.5
Corporate and Non-Allocated Costs	(41,270)	N/A	(29,260)		N/A	(172,421)	N/A	(118,053)		N/A

Consolidated operating income	$160,853	9.6%	$81,606	(a)	5.9%	$465,122	7.9%	$194,842	(a)	4.6%

(a)	Included in the operating loss for the Natural Gas and Pipeline Infrastructure Services segment for the fourth quarter and full year of 2011 is a $32.6 million charge related to the withdrawal by certain Quanta subsidiaries from a multi-employer pension plan.

Backlog

Backlog represents the amount of revenue that Quanta expects to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. Backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. Quanta estimates the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. Generally, Quanta’s customers are not contractually committed to specific volumes of services under Quanta’s MSAs, and many of the company’s contracts may be terminated with notice. There can be no assurance as to Quanta’s customers’ requirements or that Quanta’s estimates are accurate. In addition, many of Quanta’s MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, Quanta has included future renewal options only to the extent that the renewals can reasonably be expected to occur.

The following table presents Quanta’s total backlog by reportable segment as of December 31, 2012, September 30, 2012 and December 31, 2011, along with an estimate of the backlog amounts expected to be realized within 12 months of each date (in millions):

	Backlog as of
	December 31, 2012		September 30, 2012		December 31, 2011
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power	$2,864.9	$4,918.2	$2,856.6	$4,803.3	$2,352.1	$4,946.5
Natural Gas and Pipeline	797.0	1,566.3	863.3	1,513.6	764.1	1,343.2
Fiber Optic Licensing and Other	145.0	502.5	127.5	469.2	148.9	464.0

Total	$3,806.9	$6,987.0	$3,847.4	$6,786.1	$3,265.1	$6,753.7

Quanta Services, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
For the Three and Twelve Months Ended December 31, 2012 and 2011
(In thousands, except per share information)
(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period, (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period and (iv) tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates of various federal and state tax statutes of limitations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Adjusted diluted earnings per share from continuing operations:
Net income from continuing operations attributable to common stock (GAAP as reported)	$102,350	$58,715	$289,694	$118,511
Adjustments:
Impact of multi-employer pension plan withdrawal expense, net of tax (a)	—	20,425	—	20,425
Impact of tax contingency releases and certain audit settlements (b)	(2,671)	(8,443)	(7,856)	(8,443)
Acquisition costs, net of tax	—	421	1,961	1,053

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	99,679	71,118	283,799	131,546
Non-cash stock-based compensation, net of tax (c)	3,580	2,986	15,854	11,884
Amortization of intangible assets, net of tax (c)	5,775	5,555	24,603	19,449

Adjusted net income from continuing operations attributable to common stock for adjusted diluted earnings per share from continuing operations	$109,034	$79,659	$324,256	$162,879

Calculation of weighted average shares for adjusted diluted earnings per share from continuing operations:
Weighted average shares outstanding for basic earnings per share	213,285	210,085	212,777	212,648
Effect of dilutive stock options	65	119	58	126
Effect of shares held in escrow	—	—	—	394

Weighted average shares outstanding for adjusted diluted earnings per share from continuing operations	213,350	210,204	212,835	213,168

Adjusted diluted earnings per share from continuing operations	$0.51	$0.38	$1.52	$0.76

(a)	Reflects the elimination of the fourth quarter 2011 charge related to the withdrawal by certain subsidiaries from a multi-employer pension plan.
(b)	Reflects the elimination of tax benefits primarily associated with the expiration of various federal and state tax statutes of limitations during the third and fourth quarters of 2012 and the fourth quarter of 2011. Such benefits are subject to significant uncertainty surrounding the timing and amount of their release.
(c)	Reflects amounts attributable to continuing operations.